UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 10, 2007
DUSA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-19777	22-3103129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
25 Upton Drive
Wilmington, Massachusetts 01887
(Address of principal executive offices, including ZIP code)
(978) 657-7500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 —	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 10, 2007, DUSA Pharmaceuticals, Inc. (NASDAQ: DUSA) received notification that Dr. Neal Penneys had resigned from the Board of Directors of DUSA for personal reasons, effective immediately. Dr. Penneys was elected to DUSA’s Board of Directors on March 10, 2006, upon consummation of the merger with Sirius Laboratories, Inc. According to the terms of a merger agreement dated as of December 30, 2005, as amended, by and among DUSA, Sirius Laboratories, Inc. and certain shareholders of Sirius, DUSA is obligated to nominate Dr. Penneys, or a substitute, through the expiration of the period of time that any milestone payment may be paid to the former Sirius shareholders pursuant to the terms of the merger agreement; provided that during such period, Dr. Penneys (or such substitute board nominee as may be recommended by the representatives of the Sirius shareholders and selected by DUSA’s Nominating and Corporate Governance Committee should Dr. Penneys become unable or unwilling to serve) qualifies to serve on DUSA’s Board of Directors pursuant to its governance documents and applicable law. The Sirius shareholder representatives have not yet nominated a substitute board nominee for consideration by the DUSA Nominating and Corporate Governance Committee.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUSA PHARMACEUTICALS, INC.
Dated: April 10, 2007	By:	/s/ D. Geoffrey Shulman
D. Geoffrey Shulman, MD, FRCPC
Chairman of the Board and Chief Executive Officer